Contact: Don Watson 602-631-7224

CSK Auto Corporation Reports Second Quarter 2005 Results

PHOENIX, AZ, September 1, 2005 — CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, today reported its financial results for the second quarter of fiscal 2005.

Financial Results

Net sales for the thirteen weeks ended July 31, 2005 (the “second quarter of fiscal 2005”) increased 2.4% to $419.0 million from $409.1 million for the thirteen weeks ended August 1, 2004 (the “second quarter of fiscal 2004”). Same store sales for the second quarter of fiscal 2005 increased 1.1% over the second quarter of fiscal 2004, consisting of an increase of 10.2% in commercial same store sales and a decline of 0.8% in retail same store sales.

Net sales for the twenty-six weeks ended July 31, 2005 (the “first half of fiscal 2005”) increased 1.3% to $816.2 million from $806.1 million for the twenty-six weeks ended August 1, 2004 (the “first half of fiscal 2004”). Same store sales for the first half of fiscal 2005 declined 0.1% compared to the first half of fiscal 2004, consisting of an increase of 8.0% in commercial same store sales and a decline of 1.7% in retail same store sales.

Gross profit decreased $1.1 million to $193.0 million, or 46.1% of net sales, for the second quarter of fiscal 2005, compared to $194.1 million, or 47.4% of net sales, for the second quarter of fiscal 2004. Gross profit decreased $9.9 million to $372.9 million or 45.7% of net sales, for the first half of fiscal 2005 compared to $382.8 million, or 47.5% of net sales, for the first half of fiscal 2004. The decline in gross margin rate is primarily related to a higher balance of commercial sales, which carry lower gross margin rates, as well as higher transportation costs.

Operating and administrative expenses for the second quarter of fiscal 2005 were $160.9 million, or 38.4% of net sales, compared to $160.5 million, or 39.2% of net sales, for the second quarter of fiscal 2004. Operating and administrative expenses for the first half of fiscal 2005 were $318.8 million, or 39.1% of net sales, compared to $319.2 million or 39.6% of net sales for the first half of fiscal 2004. Our operating expenses, as a percent of sales, decreased despite the addition of 22 net new stores since August 1, 2004 (based on year-to-year end of second quarter store count).

Interest expense for the second quarter of fiscal 2005 increased to $8.3 million from $8.0 million in the second quarter of fiscal 2004. Interest expense for the first half of fiscal 2005 increased to $16.9 million from $16.6 million in the first half of fiscal 2004. Interest expense increased primarily as a result of higher variable interest rates.

In the second quarter of fiscal 2005, we recorded a loss on debt retirement of $1.6 million relative to our recent refinancing, which is described in more detail below.

Net income for the second quarter of fiscal 2005 was $13.1 million, or $0.29 per diluted common share, compared to net income of $15.3 million, or $0.33 per diluted common share, for the second quarter of fiscal 2004. During the second quarter of fiscal 2005, we incurred charges of $1.6 million relating to the loss on debt retirement and approximately $0.7 million of severance costs. These charges (net of income tax) negatively impacted net income and earnings per share for the second quarter of fiscal 2005 by $1.3 million and $0.03, respectively.

Net income for the first half of fiscal 2005 was $21.1 million, or $0.46 per diluted common share, compared to net income of $28.1 million or $0.60 per diluted common share, for the first half of fiscal 2004. During the first half of fiscal 2005, we incurred charges of $1.6 million relating to the loss on debt retirement and approximately $0.7 million of severance costs. These charges (net of income tax) negatively impacted net income and earnings per share for the first half of fiscal 2005 by $1.3 million and $0.03, respectively.

“While our retail same store sales have been weaker than anticipated, the second quarter trend improved as we expected and this improvement has continued into the third quarter. We continue to see solid gains in our commercial sales and remain optimistic about the fundamentals of our business,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “Our expense control initiatives are proving to be effective and we continue to focus on improving our inventory mix. In addition, we are pleased with the completion of our recent refinancing, which will reduce our interest expense and enable us to better manage our excess cash.”

Debt Refinancing

As previously announced, in July 2005 we completed a refinancing that included the execution of a new $250.0 million asset-based senior credit facility, which was subsequently increased in August 2005 by an additional $75.0 million to a total of $325.0 million. In addition, we issued $110.0 million principal amount of 3.375% senior exchangeable unsecured notes in a private offering, which was subsequently increased to $125.0 million as a result of the exercise by the initial purchasers of an over-allotment option in August 2005. The notes are exchangeable into cash and shares, if any, of our common stock at an initial exchange rate equivalent to approximately $23.09 per share. These transactions are consistent with one of our primary objectives of obtaining the lowest cost of capital available, which will allow us to further reduce our long-term debt.

We used proceeds from the note offering, borrowings under the new senior credit facility and cash on hand to repay in full our $251.2 million of indebtedness plus accrued and unpaid interest under our former senior credit facility, repurchase approximately $25.0 million in aggregate purchase price (approximately 1.4 million shares) of CSK Auto Corporation common stock and for general corporate purposes. A portion of the proceeds also was used to pay costs associated with an exchangeable note hedge transaction entered into in connection with the issuance of the notes and which, in combination with a warrant option transaction also entered into in connection with such issuance, is intended to eliminate the potential economic dilution resulting from any exchange of the notes until the price of our common stock exceeds $26.29 per share. In connection with this refinancing, we wrote off $1.6 million of deferred financing fees associated with our former credit facility.

Conference Call

In conjunction with this release, we will hold a quarterly conference call for the investing public commencing at 5:00 p.m. (ET) on Thursday, September 1, 2005. Interested parties may hear a replay of the conference call from 9:00 p.m. (ET) Thursday, September 1, 2005 through 10:00 p.m. (ET) Friday, September 2, 2005 by dialing (888) 266-2081 and using passcode 753781. (If retrieving digital replay outside of the U.S. please dial (703) 925-2533, passcode 753781.) Additionally, a simultaneous webcast of the conference call will be available at www.cskauto.com by clicking on “Investors” and then “Conference Call”. This webcast will be archived for five days.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of July 31, 2005, we operated 1,142 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, and Kragen Auto Parts. We also operated three value concept retail stores under the brand name Pay N Save.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, the overall condition of the national and regional economies, factors affecting import of products, factors impacting consumer spending and driving habits such as high gas prices, war and terrorism, natural disasters, consumer debt levels and inflation, demand for our products, conditions affecting new store development, weather and regional conditions, risks related to compliance with Section 404 of the Sarbanes-Oxley Act, and litigation and regulatory matters. Actual results may differ materially from anticipated results described in these forward-looking statements.

— Tables Follow —

CSK AUTO CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31,	August 1,	July 31,	August 1,
	2005	2004	2005	2004
Net sales	$419,048	$409,057	$816,249	$806,111
Cost of sales	226,082	214,989	443,300	423,348

Gross profit	192,966	194,068	372,949	382,763
Other costs and expenses:
Operating and administrative	160,947	160,498	318,830	319,210
Store closing costs	654	561	969	887

Operating profit	31,365	33,009	53,150	62,666
Interest expense, net	8,300	7,966	16,870	16,580
Loss on debt retirement	1,600	—	1,600	—

Income before income taxes	21,465	25,043	34,680	46,086
Income tax expense	8,407	9,779	13,577	18,007

Net income	$13,058	$15,264	$21,103	$28,079

Basic earnings per share:
Net income	$0.29	$0.33	$0.47	$0.61

Shares used in computing per share amounts	45,135	46,184	45,133	46,349

Diluted earnings per share:
Net income	$0.29	$0.33	$0.46	$0.60

Shares used in computing per share amounts	45,539	46,466	45,514	46,675

The following pages provide certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). We have included calculations of these non-GAAP measures and reconciliations to the most comparable GAAP financial measures.

Selected Financial Data:
($ in thousands)
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004
Cash	$18,748	$44,615	$18,748	$44,615
FIFO inventory (which excludes supplies)	$552,282	$549,433	$552,282	$549,433
Accounts payable	$215,631	$206,022	$215,631	$206,022
Interest expense, net	$8,300	$7,966	$16,870	$16,580
Capital expenditures	$7,272	$9,711	$13,656	$14,528
Availability under revolving credit facility	$134,372	$113,616	$134,372	$113,616
Total debt (including current maturities)	$430,964	$508,684	$430,964	$508,684
Net debt (total debt less cash)	$412,216	$464,069	$412,216	$464,069
EBITDA (as adjusted)	$40,185	$41,577	$70,700	$80,451
EBITDAR (as adjusted)	$68,671	$69,476	$127,534	$136,145

We believe that EBITDA, as adjusted, and EBITDAR, as adjusted, are recognized supplemental measurement tools widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We use EBITDA, as adjusted, and EBITDAR, as adjusted, in addition to operating income and cash flows from operating activities, to assess our performance relative to our competitors and relative to our own performance in prior periods. We believe that it is important for investors to have the opportunity to evaluate us using the same measures. EBITDA, as adjusted, and EBITDAR , as adjusted, are calculated as follows ($ in thousands):

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004

Calculation of EBITDA, as adjusted and EBITDAR, as adjusted:
Income before income taxes	$21,465	$25,043	$34,680	$46,086
Interest expense, net	8,300	7,966	16,870	16,580
Depreciation	7,159	7,467	14,884	15,652
Amortization (net of deferred financing costs).	1,003	1,101	2,008	2,133

EBITDA	37,927	41,577	68,442	80,451

Non-comparable items	2,258	—	2,258	—

EBITDA (as adjusted)	40,185	41,577	70,700	80,451

Rent expense	28,486	27,899	56,834	55,694

EBITDAR (as adjusted)	$68,671	$69,476	$127,534	$136,145

EBITDA, as adjusted, and EBITDAR, as adjusted, do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA, as adjusted, and EBITDAR, as adjusted, are significant components of our statement of operations and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA, as adjusted, EBITDAR, as adjusted, and the associated year-to-year trends should not be considered in isolation. EBITDA, as adjusted, may differ in method of calculation from similarly titled measures used by other companies.

EBITDA can be reconciled to net cash provided by operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows ($ in thousands):

Reconciliation of EBITDA:
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004
EBITDA	$37,927	$41,577	$68,442	$80,451
Cash interest payments	(12,806)	(11,367)	(17,169)	(14,942)
Cash tax payments	(3,000)	(821)	(3,000)	(821)
Tax refunds	—	—	—	775
Other non-cash expenses	95	304	460	478
Other changes in operating assets and liabilities	8,028	8,685	30,312	(12,392)

Net cash flow provided by operating activities	$30,244	$38,378	$79,045	$53,549

We define free cash flow as net cash provided by operating activities less cash paid for capital expenditures. Free cash may differ in method of calculation from similarly titled measures used by other companies. Free cash flow can be reconciled to net cash provided by operating activities as follows ($ in thousands):

Reconciliation of Free Cash
Flow:
	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004
Net cash provided by operating activities	$30,244	$38,378	$79,045	$53,549
Cash paid for capital expenditures	(7,272)	(9,711)	(13,656)	(14,528)

Free cash flow	$22,972	$28,667	$65,389	$39,021

We define net debt as total debt (including current maturities) less cash and cash equivalents. Net debt may differ in method of calculation from similarly titled measures used by other companies. Net debt can be reconciled as follows ($ in thousands):

Reconciliation of Net Debt:
	July 31, 2005	August 1, 2004
Total debt (including current maturities)	$430,964	$508,684
Cash and cash equivalents	(18,748)	(44,615)

Net debt	$412,216	$464,069